As filed with the Securities and Exchange Commission on June 1, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StanCorp Financial Group, Inc.

(Exact name of issuer as specified in charter)

Oregon	93-1253576
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1100 SW Sixth Avenue
Portland, Oregon	97204
(Address of principal executive offices)	(Zip Code)

Standard Insurance Company Home Office Employees’ Deferred Compensation Plan

(Full title of the plan)

Cindy J. McPike

Vice President and Chief Financial Officer

StanCorp Financial Group, Inc.

1100 SW Sixth Avenue

Portland, Oregon 97204

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(503) 321-7000

Copy to:

Ruth A. Beyer

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock	1,000,000 Shares	$63.27	$63,270,000	$8,016.31

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low prices of the Common Stock on May 26, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed by StanCorp Financial Group, Inc. (the “Company”) and the Standard Insurance Company Home Office Employees’ Deferred Compensation Plan (the “Plan”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The latest annual reports of the Company and the Plan filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or, in the case of the Company, the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Company’s annual report or prospectus referred to in (a) above.

(c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company or the Plan pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article 6 of the Company’s Articles of Incorporation (the “Articles”) authorizes indemnification of current or former directors or officers of the Company to the fullest extent permitted by law. The Bylaws of the Company require indemnification of officers and directors to the fullest extent permitted by the Oregon Business Corporation Act (the “Act”). The effects of the Articles, the Bylaws and the Act (the “Indemnification Provisions”) are summarized as follows:

(a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

(b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

(d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the

Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

(e) The Company may advance to a director or officer the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or officer affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

The Company maintains insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 4.1, Form 8-K dated May 7, 1999, File No. 001-14925).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2, Form S-1/A dated March 12, 1999, File No. 333-72521).

4.3	Form of Rights Agreement (incorporated by reference to Exhibit 4.2, Form 8-K dated May 7, 1999, File No. 001-14925).

5.1	See Undertaking (d) under Item 9 in lieu of an Internal Revenue Service determination letter or an opinion of counsel concerning compliance with the requirements of ERISA.

23.1	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner, and to make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 1, 2004.

STANCORP FINANCIAL GROUP, INC.

By	/s/ CINDY J. MCPIKE

Cindy J. McPike, Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on June 1, 2004 in the capacities indicated.

Signature	Title

/s/ Eric E. Parsons Eric E. Parsons	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Cindy J. McPike Cindy J. McPike	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Nanci W. Werts Nanci W. Werts	Assistant Vice President, Controller and Treasurer (Principal Accounting Officer)

* Virginia L. Anderson Virginia L. Anderson	Director

* Frederick W. Buckman Frederick W. Buckman	Director

* John E. Chapoton John E. Chapoton	Director

* Richard Geary Richard Geary	Director

* Wanda G. Henton Wanda G. Henton	Director

* Peter O. Kohler Peter O. Kohler, MD	Director

* Jerome J. Meyer Jerome J. Meyer	Director

* Ralph R. Peterson Ralph R. Peterson	Director

* E. Kay Stepp E. Kay Stepp	Director

* Michael G. Thorne Michael G. Thorne	Director

* Ronald E. Timpe Ronald E. Timpe	Director

* By:	/s/ CINDY J. MCPIKE

Cindy J. McPike Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Standard Insurance Company Home Office Employees’ Deferred Compensation Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 1, 2004.

STANDARD INSURANCE COMPANY HOME OFFICE EMPLOYEES’ DEFERRED COMPENSATION PLAN

By	/s/ Michael T. Winslow

Michael T. Winslow Vice President, General Counsel and Corporate Secretary of StanCorp Financial Group, Inc.

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 4.1, Form 8-K dated May 7, 1999, File No. 001-14925).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2, Form S-1/A dated March 12, 1999, File No. 333-72521).

4.3	Form of Rights Agreement (incorporated by reference to Exhibit 4.2, Form 8-K dated May 7, 1999, File No. 001-14925).

5.1	See Undertaking (d) under Item 9 in lieu of an Internal Revenue Service determination letter or an opinion of counsel concerning compliance with the requirements of ERISA.

23.1	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney.